Exhibit 99.1

Newfield Reports Second Quarter 2007 Financial and Operating Results
Company Updates Production Guidance

FOR IMMEDIATE RELEASE

Houston - July 25, 2007 - Newfield Exploration Company (NYSE:NFX) today reported second quarter financial and operating results along with updated production guidance for 2007 and 2008. Newfield will be hosting its second quarter results conference call at 8:30 a.m. (CDST) on July 26. To participate in the call dial 719-457-2617 or listen through the website at http://www.newfield.com.

For the second quarter of 2007, Newfield reported net income of $150 million, or $1.15 per diluted share (all per share amounts are on a diluted basis). The results reflect the impact of commodity derivative income of $55 million ($36 million after tax), or $0.28 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting.

Without the effect of unrealized commodity derivative income, net income for the quarter would have been $114 million, or $0.87 per share. Revenues in the second quarter of 2007 were $528 million. Net cash provided by operating activities before changes in operating assets and liabilities was $380 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s production in the second quarter of 2007 was 71 Bcfe, an increase of 10% over first quarter 2007 production and 22% above the second quarter of 2006.

Operational Highlights
➢
Seven Seas Prospect Successful -- In early July, Newfield drilled a successful appraisal well on its Seven Seas prospect on License Area 48-7C in the U.K. North Sea. The well, located approximately 14 kilometers east of the West Sole Fields, was drilled to appraise a 1990s discovery. The Seven Seas well was drilled horizontally within the reservoir for 3,500 feet and tested at an equipment-limited rate of 47 MMcfe/d. Newfield operates with an 80% interest in this undeveloped field.

➢
Grove Field Commences Production -- On April 25, the Grove Field in the U.K. North Sea commenced production. The G-1 and G-2 wells have produced as high as 37 MMcfe/d and 38 MMcfe/d, respectively. The field is currently producing 36 MMcfe/d (gross). Newfield operates the field with an 85% interest. Newfield plans to sell all its subsidiaries which do business in the U.K.

➢
Wrigley Field On-Line -- In early July, first production commenced from Newfield’s Wrigley development in the deepwater Gulf of Mexico. Gross production is currently 40 MMcfe/d and continues to ramp up to an expected rate of about 60 MMcfe/d. The field is operated by Newfield with the Company holding a 50% working interest.

➢
Abu Field Commences Production -- In May, the Abu Field offshore Malaysia commenced production. The field is currently producing 10,000 BOPD and is ramping to an expected run rate of 15,000 BOPD (gross). Due to the timing of oil liftings, reported second quarter 2007 production includes no Abu volumes. Newfield has a 50% interest in Abu.

➢
Stiles/Britt Ranch Reaches Record Production -- In the second quarter, production from the Stiles/Britt Ranch Field in the Texas Panhandle reached a record production rate of 74 MMcfe/d (gross). There are five operated rigs running in the field today. Newfield operates this growing development with a 95-100% working interest across the field.

➢
Val Verde Production Surpasses 100 MMcfe/d -- In the second quarter, production from the Val Verde Basin of West Texas reached a new high rate of more than 100 MMcfe/d (gross). Newfield’s working interest across the Val Verde Basin averages approximately 70%.

➢
South Texas JV Production Reaches 82 MMcfe/d -- In the second quarter, production from Newfield’s joint venture with Exxon-Mobil in South Texas reached a new high of 82 MMcfe/d (gross). Newfield’s interest in this joint venture is approximately 50%. Newfield has an inventory of 20 ready-to-drill prospects under this venture and is currently operating two drilling rigs.

➢
Fastball Tests at 60 MMcfe/d -- During the second quarter, Newfield tested its recent Fastball Prospect, located at Viosca Knoll 1003 in the deepwater Gulf of Mexico, at 43 MMcf/d and 3,000 BCPD (gross). The field will be developed as a tie back to existing infrastructure with first production expected in the first half of 2009. Newfield operates Fastball with a 66% working interest.

➢
Woodford Shale Production at 115 MMcfe/d -- Newfield is currently completing its first 40-acre pilot with four wells expected to commence production in August. Newfield has now spud 110 operated horizontal wells and has an interest in 175 horizontal wells, or 60% of the industry’s 291 horizontal wells drilled in the play to date.

“Our production in the second quarter was strong and provides great momentum as we move into the remainder of 2007 and into 2008,” said David A. Trice, Newfield Chairman, President and CEO. “The sources of our production growth are diverse -- we hit new production highs in our Woodford Shale Play, in the Val Verde Basin and in our South Texas JV. Although not reflected in our second quarter results, we recently commenced production from significant new developments offshore Malaysia and in the deepwater Gulf of Mexico. These fields will add significant volumes in the second half of 2007 and in 2008.

“Our production guidance for the full year 2007 is well ahead of our previously provided forecast,” continued Trice. “In fact, if you consider that we expect to divest of approximately 45 Bcfe of production in 2007, our full-year volumes would have been above our previous full year 2007 guidance of 265 - 279 Bcfe. This is great news and indicates that our development drilling programs are contributing to growth as expected. We are in the process of divesting of our assets on the shelf, all of our assets in the U.K. North Sea, our producing fields in Bohai Bay and select properties in the Mid-Continent and South Texas. For 2008, we expect to have at least 10% pro-forma production growth - or a range of 215 - 230 Bcfe.”

2007 Production Guidance
The following table details 2007 estimated production guidance before planned asset sales and acquisitions, the impact of planned asset sales and acquisitions on second half 2007 volumes and a revised estimate for 2007.

	1H07a	2H07e Before Acq. and Sales	2007e Before Acq. and Sales	Impact of Acq. and Sales on 2007e	Revised 2007e (Bcfe)
Domestic:
GOM Shelf (1)	43.4	43 - 44	86 - 87	(37)	48 - 50
GOM Deepwater(2)	6.9	8 - 9	15 - 16	(1)	14 - 15
Onshore U.S. (3)	79.4	82 - 90	161 - 169	4	165 - 173
International:
U.K. (4)	0.4	4 - 4.5	4.5 - 5	(3)	1.5 - 2
China (5)	2.7	1.5 - 1.7	4 - 4.5	(1)	3 - 3.5
Malaysia	2.7	5 - 6	8 - 9	n/a	8 - 9

Total	135.5	144 - 155	279 - 291	(38)	240 - 253

(1) On June 20, the Company announced the sale of its Gulf of Mexico shelf assets to McMoRan for $1.1 billion, plus the assumption of abandonment obligations. Guidance assumes the transaction closes in early August 2007.
(2) Reduction relates to deepwater assets included in the sale to McMoRan.
(3) On June 29, the Company closed on its acquisition of Stone Energy Corporation’s Rocky Mountain assets. Guidance includes 7 Bcfe for this acquisition. Guidance assumes planned producing property sales in South Texas and the Mid-Continent would occur late in the third quarter of 2007.
(4) Newfield is marketing all of its subsidiaries that do business in the U.K. North Sea. Guidance assumes closing would occur late in the third quarter of 2007.
(5) Newfield is marketing its producing fields in Bohai Bay. Guidance assumes closing would occur in the fourth quarter of 2007.

Capital Expenditures
During the second quarter, Newfield invested $522 million, excluding the $577 million acquisition of the Rocky Mountain assets. Year-to-date, Newfield has invested $1.6 billion, including the acquisition and expects its full-year capital budget to be approximately $2.1 billion.

Third Quarter 2007 Estimates
The following estimates include the effects of the recent Rocky Mountain acquisition and the planned sale of the Gulf of Mexico shelf. The estimates do not include any effects from the other planned dispositions.

Natural Gas Production and Pricing The Company’s natural gas production in the third quarter of 2007 is expected to be 45 - 50 Bcf (489 - 543 MMcf/d). This estimate includes approximately 8 - 10 MMcf/d from the Grove Field in the U.K North Sea. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handling charges, typically average 75 - 85% of the Henry Hub Index. Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the third quarter of 2007 is expected to be 2.1 - 2.3 million barrels (22,800 - 25,000 BOPD). Newfield expects to produce approximately 5,500 BOPD net from its Malaysian operations and approximately 1,500 BOPD net from its China operations. The timing of liftings in Malaysia and China may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $13 - $15 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Oil production from China typically sells at $10 - $12 per barrel less than WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE is expected to be $61 - $68 million ($1.00 - $1.11 per Mcfe) in the third quarter of 2007. This includes major expense of approximately $14 million. LOE, on a unit of production basis, is expected to be lower following the sale of the Company’s Gulf of Mexico shelf assets. (As an example, major expense in the fourth quarter of 2007 is expected to drop to approximately $3 million.) Production taxes in the third quarter of 2007 are expected to be $32 - $35 million ($0.52 - $0.58 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

General and Administrative Expense G&A expense for the third quarter of 2007 is expected to be $36 - $40 million ($0.59 - $0.65 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $16 - $18 million. G&A in the third quarter of 2007 includes approximately $3 million of transaction-related expenses associated with the sale of our Gulf of Mexico shelf assets. G&A expense includes incentive compensation expense, which depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

Interest Expense The non-capitalized portion of the Company’s interest expense for the third quarter of 2007 is expected to be $25 - $29 million ($0.41 - $0.48 per Mcfe). As of July 24, 2007, Newfield had approximately $1.0 billion outstanding under its credit arrangements. The remainder of debt consists of four separate issuances of notes that in the aggregate total $1,175 million in principal amount. Capitalized interest for the third quarter of 2007 is expected to be about $8 - $9 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the third quarter of 2007 to be about 35 - 38%. About 50% of the tax provision is expected to be deferred in the third quarter.

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia, the U.K. North Sea and China.

**The statements set forth in this release regarding estimated or anticipated 2007 and 2008 production volumes, third quarter 2007 results and the expected timing of development projects and asset sales are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Completion of our proposed divestitures is subject to receiving offers that Newfield considers acceptable.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

PRODUCTION, PRICES AND COSTS	Three Months Ended June 30,		Percentage Increase
	2007	2006	(Decrease)
Production (1):
United States:
Natural gas (Bcf)	56.2	48.0	17%
Oil and condensate (MBbls)	1,876	1,462	28%
Total (Bcfe)	67.4	56.8	19%
International:
Natural gas (Bcf)	0.3	—	100%
Oil and condensate (MBbls)	515	253	104%
Total (Bcfe)	3.5	1.5	127%
Total:
Natural gas (Bcf)	56.5	48.0	18%
Oil and condensate (MBbls)	2,391	1,715	39%
Total (Bcfe)	70.9	58.3	22%

Average Realized Prices (2):
United States:
Natural gas (per Mcf)	$7.46	$6.97	7%
Oil and condensate (per Bbl)	50.34	51.21	(2%	)
International:
Natural gas (per Mcf)	$6.91	$—	100%
Oil and condensate (per Bbl)	63.06	62.50	1%
Total:
Natural gas (per Mcf)	$7.46	$6.97	7%
Oil and condensate (per Bbl)	53.08	52.88	—
Natural gas equivalent (per Mcfe)	7.74	7.30	6%

Operating Costs (per Mcfe):
Lease Operating:
Recurring	$1.03	$1.01	2%
Major expense	0.32	0.13	146%
Production and other taxes	0.29	0.27	7%
Depreciation, depletion and amortization	2.80	2.46	14%
General and administrative	0.47	0.48	(2%	)
Other	—	0.43	(100%	)
Total operating costs	$4.91	$4.78	3%

(1)	Represents volumes sold regardless of when produced.

(2)
Average realized prices include the effects of hedging contracts, including hedging contracts that are not designated for hedge accounting. If the effects of hedging contracts that are not designated for hedge accounting had not been included, our average realized price for total gas would have been $6.87 and $6.14 per Mcf for the second quarter of 2007 and 2006, respectively, and our total oil and condensate average realized price would have been $57.66 and $55.38 per Bbl, respectively. Without the effects of any hedging contracts, our average realized prices for the second quarter of 2007 and 2006 would have been $6.87 and $6.15 per Mcf, respectively, for gas and $59.29 and $64.67 per Bbl, respectively, for oil.

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006

Oil and gas revenues	$528	$390	$968	$821

Operating expenses:
Lease operating	96	67	208	119
Production and other taxes	20	15	38	31
Depreciation, depletion and amortization	198	144	378	275
General and administrative	33	28	72	58
Ceiling test writedown	—	—	47	—
Other	—	25	—	(5)
Total operating expenses	347	279	743	478

Income from operations	181	111	225	343

Other income (expenses):
Interest expense	(28)	(24)	(51)	(42)
Capitalized interest	11	10	22	22
Commodity derivative income (expense)	77	46	(81)	52
Other	1	4	2	5
	61	36	(108)	37

Income before income taxes	242	147	117	380

Income tax provision	92	53	63	137

Net income	$150	$94	$54	$243

Earnings per share:
Basic	$1.17	$0.74	$0.42	$1.92

Diluted	$1.15	$0.73	$0.41	$1.89

Weighted average number of shares outstanding for basic earnings per share	127	127	127	126
Weighted average number of shares outstanding for diluted earnings per share	130	129	130	129

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	June 30, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$37	$80
Other current assets	704	771
Total current assets	741	851

Oil and gas properties, net (full cost method)	6,812	5,655
Other assets	130	129
Total assets	$7,683	$6,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$908	$999
Short-term debt	124	124
	1,032	1,123

Other liabilities	31	28
Derivative liabilities	181	179
Long-term debt	1,979	1,048
Asset retirement obligation	246	232
Deferred taxes	1,060	963
Total long-term liabilities	3,497	2,450

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,231	1,198
Treasury stock	(32)	(30)
Accumulated other comprehensive income	13	6
Retained earnings	1,941	1,887
Total stockholders’ equity	3,154	3,062
Total liabilities and stockholders’ equity	$7,683	$6,635

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$54	$243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	378	275
Stock-based compensation	10	16
Ceiling test writedown	47	—
Early redemption premium	—	8
Commodity derivative (income) expense
Total (gains) losses	81	(52)
Realized gains	113	35
Deferred taxes	43	125
	726	650
Changes in operating assets and liabilities	(91)	42
Net cash provided by operating activities	635	692

Cash flows from investing activities:
Acquisition of oil and gas properties	(578)	—
Additions to oil and gas properties and other	(1,073)	(1,322)
Redemption of short-term investments	24	352
Net cash used in investing activities	(1,627)	(970)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	932	—
Net proceeds (repayments) of senior subordinated notes	—	300
Proceeds from issuances of common stock	13	8
Stock-based compensation excess tax benefit	4	3
Purchases of treasury stock	—	(4)
Net cash provided by financing activities	949	307

Effect of exchange rate changes on cash and cash equivalents	—	5

Increase (decrease) in cash and cash equivalents	(43)	34
Cash and cash equivalents, beginning of period	80	39

Cash and cash equivalents, end of period	$37	$73

Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the second quarter of 2007 and 2006 stated without the effect of certain items to net income is shown below:

	2Q07	2Q06
	(in millions)
Net income	$150	$94
Unrealized commodity derivative income(1)	(55)	(10)
Early redemption premium	—	27
Income tax adjustment for above items	19	(6)
Earnings stated without the effect of the above items	$114	$105

(1) The components of Commodity derivative income as included in Newfield’s Consolidated Statement of Income for the second quarter of 2007 and 2006 are as follows:
	2Q07	2Q06
	(in millions)
Cash flow hedges:
Hedge ineffectiveness	$—	$1
Other derivative contracts:
Unrealized gain due to changes in fair market value	55	9
Realized gain on settlement	22	36
Total commodity derivative income	$77	$46

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	2Q07	2Q06
	(in millions)
Net cash provided by operating activities	$300	$351
Net change in operating assets and liabilities	80	(54)
Net cash provided by operating activities before changes in operating assets and liabilities	$380	$297